UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2007
TRM CORPORATION
(Exact name of registrant as specified in its charter)

Oregon	0-19657	93-0809419

(State or other jurisdiction	Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)
5208 N.E. 122nd Avenue, Portland, Oregon 97230
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (503) 257-8766
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
UK ATM Business
     On January 24, 2007, we sold our UK ATM business to NoteMachine Limited (“Buyer”). The purchase price was £47.1 million (approximately $92.6 million based upon exchange rates on January 24, 2007). After the payment of closing costs, we received net proceeds of £44.0 million (approximately $86.5 million based upon exchange rates on January 24, 2007).
     As required by the terms of our existing credit facility with GSO Origination Funding Partners LP and other lenders, we will use the proceeds of the sale to provide cash collateral for our outstanding letters of credit under the facility and apply the balance to repay a substantial portion of the principal and interest on the facility. The principal payments will satisfy our obligations under the facility to repay specified principal amounts by January 31, 2007 and February 28, 2007.
     Neither we nor our affiliates have any material relationship with Buyer or its affiliates.
     We will file pro forma financial information, required by Item 9.01(b)(1), in an amendment to this Form 8-K.
     TRM issued a press release relating to this sale on January 24, 2007, a copy of which is Exhibit 99.1 to this report.
US Photocopy Business
     As previously disclosed in our Current Report on Form 8-K filed on December 18, 2006, we entered into an agreement with Skyview Capital, LLC to sell substantially all of our assets of our US photocopier business.
     On January 29, 2007, we sold our US photocopier business to TRM Copy Centers, LLC, a limited liability company formed by Skyview Capital, LLC (collectively, “Photocopier Buyer”), for $8.4 million. After certain adjustments and the payment of closing costs, we received net proceeds of $7.3 million. Net proceeds from the sale will be used to reduce existing bank debt.
     Neither we nor our affiliates have any material relationship with Photocopier Buyer or its affiliates.
     We will file pro forma financial information, required by Item 9.01(b)(1), in an amendment to this Form 8-K.
     TRM issued a press release relating to this sale on January 30, 2007, a copy of which is Exhibit 99.2 to this report.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

No.	Description

99.1	Press Release dated January 24, 2007.

99.2	Press Release dated January 30, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRM CORPORATION

	By: Name:	/s/ Daniel E. O’Brien Daniel E. O’Brien
Date: January 30, 2007	Title:	Chief Financial Officer

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